EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                                            Three Months Ended
                                                                 March 31,
                                                          ----------------------
                                                             2003        2002
                                                          ----------  ----------

Net income..........................................      $   6,763   $   7,367
                                                          ==========  ==========

Basic earnings per share............................      $    0.13   $    0.14
                                                          ==========  ==========

Weighted average shares outstanding - basic.........         51,156      51,205
                                                          ==========  ==========

Diluted earnings per share..........................      $    0.13   $    0.14
                                                          ==========  ==========

Weighted average shares outstanding - diluted.......         53,273      53,953
                                                          ==========  ==========
Calculation of weighted average shares:
   Weighted average common stock outstanding-basic..         51,156      51,205
   Weighted average common stock options, utilizing
   the treasury stock method........................          2,117       2,748
                                                          ----------  ----------

Weighted average shares outstanding-diluted.........         53,273      53,953
                                                          ==========  ==========